Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. REPORTS SECOND QUARTER 2013 RESULTS

•

Net income attributable to shareholders totaled $5.7 million, or $0.08 per diluted share in second quarter 2013, down from prior year due to weakness in our Coal Mining Segment, accelerated depreciation and the impact of SunCoke Energy Partners, L.P. (NYSE: SXCP)

•	Adjusted EBITDA was down $14.4 million to $52.4 million in second quarter 2013, primarily as a result of a $11.9 million decline from prior year in Coal Mining Segment Adjusted EBITDA

•	Domestic Coke business generated $61.3 million of Adjusted EBITDA on coke sales of 1,074 thousand tons, resulting in Adjusted EBITDA per ton of $57, relatively flat with same prior year period

•	Re-affirm 2013 guidance for consolidated Adjusted EBITDA and earnings per share of $205 million - $230 million and $0.30 - $0.55 per share, respectively

Lisle, IL (July 25, 2013) – SunCoke Energy, Inc. (NYSE: SXC) today reported second quarter 2013 net income attributable to shareholders of $5.7 million, or $0.08 per diluted share, down from net income attributable to shareholders of $22.7 million, or $0.32 per diluted share in second quarter 2012.

“Our coal business continues to be a challenge, weighing down Adjusted EBITDA by nearly $12 million in the second quarter.” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “In response to industry conditions, we have made substantial progress on our coal action plan, reducing coal production costs by about $19 per ton, and we are confident in our ability to further drive down these costs. Our domestic coke business continues to deliver solid results, generating $61.3 million of Adjusted EBITDA in the quarter. We believe we can sustain and build on this performance as we focus on achieving operations excellence and continue to make progress refurbishing our Indiana Harbor cokemaking facility.”

Henderson continued, “Looking ahead to the second half of the year, we stand behind our full year 2013 guidance for consolidated Adjusted EBITDA and earnings per share of $205 million - $230 million and $0.30 - $0.55 per share, respectively.”

CONSOLIDATED RESULTS

	Three Months Ended June 30
(In millions, except per share amounts)	2013	2012	Decrease
Revenues	$403.7	$460.9	$(57.2)
Operating Income	$26.1	$42.8	$(16.7)
Adjusted EBITDA(1)	$52.4	$66.8	$(14.4)
Net Income Attributable to Shareholders	$5.7	$22.7	$(17.0)
Earnings Per Diluted Share	$0.08	$0.32	$(0.24)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

In second quarter 2013, total revenues were down 12.4 percent to $403.7 million versus the same prior year period reflecting the pass-through of lower coal prices in our cokemaking business and a $52.55 per ton decline in average coal sales price in our coal mining segment, partly offset by higher coal sales volume.

Operating income and Adjusted EBITDA declined by $16.7 million and $14.4 million in second quarter 2013, respectively. The decline in operating income was primarily driven by lower results in our Coal Mining Segment and $3.1 million in accelerated depreciation at our Indiana Harbor plant where a major refurbishment is underway. Adjusted EBITDA was primarily impacted by weakness in the Coal Mining Segment driven by a significant decline in coal sales price partly offset by lower per ton coal production costs. Higher corporate costs also contributed to the decline.

Net income attributable to shareholders fell by $17.0 million to $5.7 million in second quarter 2013. Factors impacting net income included weak coal segment results, accelerated depreciation at our Indiana Harbor facility and the attribution of income to public unit holders of SunCoke Energy Partners, L.P.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants. Beginning in first quarter 2013, the Company combined its Jewell Coke and Other Domestic Coke segments into one segment called Domestic Coke due to the similarities of operations and contracts between the two segments. Prior year periods have been adjusted to reflect this change.

	Three Months Ended June 30,
(In millions, except per ton amounts)	2013	2012	(Decrease)
Segment Revenues	$375.8	$441.5	$(65.7)
Adjusted EBITDA(1)	$61.3	$62.4	$(1.1)
Sales Volumes (in thousands of tons)	1,074	1,074	—
Adjusted EBITDA per Ton(1)	$57.08	$58.10	$(1.02)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal costs on unchanged sales volumes.

•

Adjusted EBITDA was relatively flat reflecting higher operating costs and lower volumes at Indiana Harbor and lower coal-to-coke yields at Granite City, partly offset by improved yields at our Middletown and Haverhill facilities.

Brazil Coke

Formerly named International Coke, our Brazil Coke segment consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on its preferred stock investment assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA rose $0.9 million to $1.6 million, due to favorable comparison to prior year which contained a higher allocation of corporate costs.

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel which was launched on March 18, 2013. VISA SunCoke produces coke for the Indian merchant market and owns a 440 thousand ton cokemaking facility and associated steam power generation unit located in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results. Second quarter 2013 results are for the period from closing through May 31, 2013.

•

Segment Adjusted EBITDA was $0.8 million on coke sales of nearly 26 thousand tons. Performance in the period was affected by several local factors including: iron ore mining restrictions in India which limited steel production, a weak coke pricing environment due to increased Chinese coke imports, and shipping delays and trade finance challenges related to securing our coal supply.

•	India Coke recognized $0.2 million of losses from equity method investment reflecting our share of depreciation, interest expense and taxes attributable to the venture.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into coke.

	Three Months Ended June 30,
(In millions, except per ton amounts)	2013	2012	Increase/ (Decrease)
Total Coal Mining Revenues (including sales to affiliates)	$52.7	$60.8	$(8.1)
Segment Revenues (excluding sales to affiliates)	$19.8	$10.2	$9.6
Adjusted EBITDA(1)	$(2.6)	$9.3	$(11.9)
Coal Production (in thousands of tons)(2)	367	401	(34)
Sales Volumes (in thousands of tons) (3)	457	365	92
Sales Price per ton (excludes transportation costs)	$114.18	$166.73	$(52.55)
Adjusted EBITDA per Ton(1)	$(5.69)	$25.48	$(31.17)

(1)	See definitions of Adjusted EBITDA, Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•

Total coal mining revenues (including sales to affiliates) was down due to the decline in average sales price, partly offset by increased third-party coal sales volumes. Segment revenues (excluding sales to affiliates) rose due to higher sales volumes. The difference between coal sales volumes and coal production in second quarter 2013 was comprised primarily of increased purchases of raw coal.

•

Adjusted EBITDA was unfavorably impacted by the decline in average coal sales price previously discussed. This was partly offset by lower cash production costs of approximately $19 per ton, reflecting the success of our coal action plan initiatives, which include idling mines, reducing staff, upgrading equipment and installing a new cyclone system in our coal prep plant.

Corporate and Other

Corporate expenses rose $3.1 million to $8.7 million in second quarter 2013, reflecting higher incentive stock compensation, public-company costs associated with SunCoke Energy Partners, L.P., and increased legal expenses

Interest Expense, Net

Net interest expense remained relatively flat in second quarter 2013 at $12.1 million.

Cash Flow

Net cash provided by operations was $89.0 million in the first half 2013, up $2.3 million versus the same prior year period, primarily due to improvement in working capital.

Cash used in investing activities was $129.1 million in first half 2013 as compared with $20.7 million in first half 2012. The increase in spending was driven by our $67.7 million investment in our VISA SunCoke joint venture and refurbishment spending at our Indiana Harbor facility.

2013 OUTLOOK

We cooperated with AK Steel on projected second half 2013 coke needs after a recent blast furnace outage at their Middletown plant and expect no material impact to our coke production, Adjusted EBITDA and earnings per share guidance as a result. Specifically, due to this outage, we have agreed to manage coke production at our Haverhill facility to be consistent with annual contract maximums and temporarily trim production at our Middletown facility to name plate capacity level in the second half 2013. Due to the temporarily reduced production at Middletown and pursuant to our omnibus agreement, we anticipate remitting to SunCoke Energy Partners L.P. during second half 2013 a total of approximately $2 million in make-whole payments, which are expected to be paid in quarterly installments based on actual production. In addition, we plan to provide AK Steel a temporary extension of payment terms on December 2013 coke production, resulting in a shift of approximately $20 million in expected operating cash flow from 2013 to early 2014.

Our 2013 guidance is as follows:

•	Domestic coke production is expected to be in excess of 4.3 million tons

•	Coal production is projected to be approximately 1.4 million tons

•

Adjusted EBITDA is expected to be between $205 million and $230 million on a consolidated basis. Adjusted EBITDA attributable to SunCoke Energy, Inc. is expected to be between $165 million and $190 million, reflecting the impact of public ownership in SunCoke Energy Partners L.P.

•	Earnings per diluted share attributable to SunCoke Energy, Inc. is expected to be between $0.30 and $0.55 per diluted share, reflecting the impact of public ownership in SunCoke Energy Partners L.P.

•	Cash generated by operations is expected to be approximately $120 million

•

Capital expenditures and investments are projected to be $242 million on a consolidated basis. Approximately $25 million of the projected 2013 capital expenditures has been pre-funded from the proceeds of the initial public offering SunCoke Energy Partners L.P.

•	The effective tax rate for the full year 2013 is expected to be between 14 percent and 20 percent, and the cash tax rate is expected to be between 12 percent and 20 percent

RELATED COMMUNICATIONS

SunCoke Energy, Inc. and SunCoke Energy Partners, L.P. will host a joint investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 35040330. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3504 0330#.

UPCOMING EVENTS

SunCoke Energy Inc. plans to participate in the following investor conferences:

•	Citi’s 2013 One-on-One MLP/Midstream Infrastructure Conference on August 21-22, 2013 in Las Vegas, NV

•	KeyBanc Basic Materials & Packaging Conference on September 10, 2013 in Boston, MA

•	Barclays 2013 CEO Energy/Power Conference on September 12, 2013, in New York, NY

•	Deutsche Bank Leveraged Finance Conference on October 2, 2013 in Scottsdale, AZ

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Virginia, Indiana, Ohio and Illinois. Outside the U.S., we have cokemaking operations in Vitoria, Brazil and Odisha, India. Our coal mining operations, which have more than 110 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy, Inc., through certain of its subsidiaries, is the general partner holding a 2.0 percent general partner interest in SunCoke Energy Partners, L.P. (NYSE: SXCP). SunCoke Energy Partners L.P. is a master limited partnership that owns a 65 percent interest in each of SunCoke Energy, Inc.’s Haverhill and Middletown cokemaking facilities. In addition to its general partnership interest, SunCoke Energy, Inc. owns a 55.9 percent limited partner interest and all the incentive distribution rights in the partnership. Prior year results in this release reflect periods prior to the initial public offering of SunCoke Energy Partners L.P.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; changes in the marketplace that may affect supply and demand for our metallurgical coal and/or coke products, including increased exports of coke from China and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of metallurgical coke; our dependence on, relationships with, and other conditions affecting our customers; severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of a customer default and other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which our customers operate; our ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; our ability to develop, design, permit, construct, start up or operate new cokemaking facilities in the U.S.; our ability to successfully implement our international growth strategy; our ability to realize expected benefits from investments and acquisitions, including our investment in our Indian joint venture; our ability to consummate investments under favorable terms, including with respect to existing cokemaking facilities, which may utilize by-product technology, in the U.S. and Canada and integrate them into our existing businesses and have them perform at anticipated levels; various risks and uncertainties could negatively impact SunCoke Energy Partners, L.P. (SXCP), our publicly traded master limited partnership; receipt of regulatory approvals and compliance with contractual obligations required in connection with the operations of SXCP; the impact of SXCP on our relationships with our customers and vendors and our credit rating and cost of funds; changes in market conditions; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our coal mining and/or cokemaking operations, and in the operations of our major customers, business partners and/or suppliers; changes in the expected operating levels of our assets; our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; our ability to service our outstanding indebtedness; our ability to comply with the restrictions imposed by our financing arrangements; nonperformance or force majeure by, or disputes or changes in contract terms with major customers, suppliers, dealers, distributors or other business partners; availability of skilled employees for our coal mining and/or cokemaking operations, and other workplace factors; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); our ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by our suppliers; risks related to labor relations and workplace safety; changes in, or new statutes, regulations, governmental policies and taxes, or their interpretations, including those relating to the environment; the existence of hazardous substances or other environmental contamination on property owned or used by us; the availability of future permits authorizing the disposition of certain mining waste; claims of our noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings; historical combined and consolidated financial data may not be reliable indicator of future results; effects resulting from our separation from Sunoco, Inc.; incremental costs as a stand-alone public company; our substantial indebtedness; certain covenants in our debt documents; our ability to secure new coal supply agreements or to renew existing coal supply agreements; our ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; disruptions in the quantities of coal produced by our contract mine operators; our ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in our coal mining operations; changes in product specifications for either the coal or coke that we produce; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of our insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; the accuracy of our estimates of reclamation and other mine closure obligations; and effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control. Unpredictable or unknown factors not disclosed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke Energy has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke Energy. For more information concerning these factors, see SunCoke Energy’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke Energy does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events, after the date of this press release except as required by applicable law.

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SunCoke Energy, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$403.6	$460.7	$855.1	$941.3
Other income, net	0.1	0.2	2.5	0.9

Total revenues	403.7	460.9	857.6	942.2

Costs and operating expenses
Cost of products sold and operating expenses	332.4	377.4	714.8	785.7
Selling, general and administrative expenses	21.8	20.5	42.4	41.2
Depreciation, depletion and amortization	23.4	20.2	47.3	38.6

Total costs and operating expenses	377.6	418.1	804.5	865.5

Operating income	26.1	42.8	53.1	76.7
Interest expense, net	12.1	11.8	27.9	23.8

Income before income tax expense and loss from equity method investment	14.0	31.0	25.2	52.9
Income tax expense	1.1	7.0	5.9	12.3
Loss from equity method investment	0.2	—	0.2	—

Net income	12.7	24.0	19.1	40.6
Less: Net income attributable to noncontrolling interests	7.0	1.3	11.3	1.0

Net income attributable to SunCoke Energy, Inc.	$5.7	$22.7	$7.8	$39.6

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.08	$0.32	$0.11	$0.56
Diluted	$0.08	$0.32	$0.11	$0.56
Weighted average common shares outstanding:
Basic	70.0	70.0	70.0	70.0
Diluted	70.2	70.3	70.2	70.3

SunCoke Energy, Inc.

Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$348.1	$239.2
Receivables	59.5	70.0
Inventories	138.6	160.1
Income taxes receivables	2.2	—
Deferred income taxes	2.6	2.6

Total current assets	551.0	471.9

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment	64.8	—
Properties, plants and equipment, net	1,413.6	1,396.6
Lease and mineral rights, net	52.3	52.5
Goodwill	9.4	9.4
Deferred charges and other assets	41.4	39.6

Total assets	$2,173.5	$2,011.0

Liabilities and Equity
Accounts payable	$139.3	$132.9
Current portion of long-term debt	0.5	3.3
Accrued liabilities	75.0	91.2
Interest payable	18.4	15.7
Income taxes payable	—	3.9

Total current liabilities	233.2	247.0

Long-term debt	648.5	720.1
Obligation for black lung benefits	34.4	34.8
Retirement benefit liabilities	41.5	42.5
Deferred income taxes	364.2	361.5
Asset retirement obligations	16.5	13.5
Other deferred credits and liabilities	17.8	16.7

Total liabilities	1,356.1	1,436.1

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at June 30, 2013 and December 31, 2012	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,984,754 shares and 69,988,728 shares at June 30, 2013 and December 31, 2012, respectively	0.7	0.7
Treasury stock, 751,649 shares at June 30, 2013 and 603,528 shares at December 31, 2012	(11.8)	(9.4)
Additional paid-in capital	441.6	436.9
Accumulated other comprehensive loss	(12.3)	(7.9)
Retained earnings	126.6	118.8

Total SunCoke Energy, Inc. stockholders’ equity	544.8	539.1
Noncontrolling interests	272.6	35.8

Total equity	817.4	574.9

Total liabilities and equity	$2,173.5	$2,011.0

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$19.1	$40.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	47.3	38.6
Deferred income tax expense	3.4	10.0
Payments (in excess of) less than expense for retirement plans	(0.9)	1.0
Share-based compensation expense	3.6	3.5
Loss from equity method investment	0.2	—
Changes in working capital pertaining to operating activities:
Receivables	10.5	12.7
Inventories	21.5	9.7
Accounts payable	6.4	(27.3)
Accrued liabilities	(16.2)	5.7
Interest payable	2.7	(0.3)
Income taxes	(5.9)	(0.2)
Other	(2.7)	(7.3)

Net cash provided by operating activities	89.0	86.7

Cash Flows from Investing Activities:
Capital expenditures	(61.4)	(20.7)
Equity method investment	(67.7)	—

Net cash used in investing activities	(129.1)	(20.7)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P, net of offering costs	237.8	—
Proceeds from issuance of long-term debt	150.0	—
Debt issuance costs	(6.0)	—
Repayment of long-term debt	(225.0)	(1.7)
Proceeds from exercise of stock options	0.9	2.6
Repurchase of common stock	(2.4)	(4.4)
Cash distributions to noncontrolling interests	(6.3)	—

Net cash provided by (used in) financing activities	149.0	(3.5)

Net increase in cash and cash equivalents	108.9	62.5

Cash and cash equivalents at beginning of period	239.2	127.5

Cash and cash equivalents at end of period	$348.1	$190.0

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA(1) of our segments and operating data for the three and six months ended June 31, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$375.8	$441.5	$804.0	$893.7
Brazil Coke	8.0	9.0	17.7	19.0
Coal Mining	19.8	10.2	33.4	28.6
Coal Mining intersegment sales	32.9	50.6	65.1	96.3
Elimination of intersegment sales	(32.9)	(50.6)	(65.1)	(96.3)

Total	$403.6	$460.7	$855.1	$941.3

Adjusted EBITDA(1):
Domestic Coke	$61.3	$62.4	$122.4	$117.2
Brazil Coke	1.6	0.7	3.2	0.8
India Coke	0.8	—	0.8	—
Coal Mining	(2.6)	9.3	(7.2)	16.7
Corporate and Other	(8.7)	(5.6)	(14.5)	(12.4)

Total	$52.4	$66.8	$104.7	$122.3

Coke Operating Data:
Domestic Coke capacity utilization (%)	102	104	101	103
Domestic Coke production volumes (thousands of tons)	1,081	1,095	2,132	2,163
Domestic Coke sales volumes (thousands of tons)(2)	1,074	1,074	2,132	2,152
Domestic Coke Adjusted EBITDA per ton(3)	$57.08	$58.10	$57.41	$54.46
Brazil Coke production—operated facility (thousands of tons)	217	302	433	660
India Coke sales volumes—operated facility (thousands of tons) (4)	26	—	26	—
Coal Operating Data(5):
Coal sales volumes (thousands of tons):
Internal use	281	285	558	540
Third parties	176	80	272	198

Total	457	365	830	738

Coal production (thousands of tons)	367	401	716	776
Purchased coal (thousands of tons)	91	4	109	23
Coal sales price per ton (excludes transportation costs)(6)	$114.18	$166.73	$117.33	$169.05
Coal cash production cost per ton(7)	$117.36	$136.69	$121.96	$143.38
Purchased coal cost per ton(8)	$109.34	$140.60	$107.32	$80.81
Total coal production cost per ton(9)	$127.49	$147.81	$133.36	$153.24

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Excludes 1 thousand tons of consigned coke sales in the three months ended June 30, 2012, and 22 thousand and 27 thousand tons of consigned coke sales in the six months ended June 30, 2013 and 2012, respectively.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by U.S. coke sales volumes.
(4)	Represents 49% of VISA SunCoke sales volumes.
(5)	Includes production from Company and contract-operated mines.
(6)	Includes sales to affiliates.
(7)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume. Prior periods have been restated for a change in allocation methodology, which resulted in additional cost being allocated to purchased coal.
(8)	Costs of purchased raw coal divided by purchased coal volume. Prior periods have been restated for a change in allocation methodology, which resulted in additional cost being allocated to purchased coal.
(9)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $11.68 and $11.79 for the three months ended June 30, 2013 and 2012, respectively and $12.45 and $11.33 for the six months ended June 30, 2013 and 2012, respectively.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$41.7	$65.9	$85.6	$121.9
Add: Adjusted EBITDA attributable to noncontrolling interests(1)	10.7	0.9	19.1	0.4

Adjusted EBITDA	$52.4	$66.8	$104.7	$122.3

Subtract:
Adjustment to loss from equity method investment	1.0	—	1.0	—
Depreciation, depletion and amortization	23.4	20.2	47.3	38.6
Interest expense, net	12.1	11.8	27.9	23.8
Income tax expense	1.1	7.0	5.9	12.3
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	2.1	3.8	3.5	7.0

Net income	$12.7	$24.0	$19.1	$40.6

(1)	Reflects non-controlling interests in Indiana Harbor and the portion of SXCP owned by public unitholders.

Estimated 2013 Adjusted EBITDA to Estimated Net Income

	Low	High
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$165	$190
Add: EBITDA attributable to noncontrolling interests(1)	40	40

Estimated 2013 Adjusted EBITDA	$205	$230

Subtract:
Sales discounts	6	6
Adjustments to loss from equity method investment(2)	—	3

Estimated 2013 EBITDA	$199	$221
Subtract:
Depreciation, depletion and amortization	97	95
Interest expense, net	55	55
Income tax expense	7	14

Net income	$40	$57

(1)	Reflects non-controlling interests in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Reflects estimated pro-rata 2013 income related to our equity method investment in VISA SunCoke.